INVESTMENT SUB-ADVISORY AGREEMENT

     AGREEMENT made as of August 13, 2002 between RAMCO U.S., INC., a Delaware corporation ("RUS") and RAMCO CONSULTANTS AND PORTFOLIO MANAGEMENT LTD., an Israeli company.

     WHEREAS, the Blue and White Funds Trust (the "Fund") will register with the U.S. Securities and Exchange Commission ("SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), as a management investment company and will retain Blue and White Investment Management, LLC (the "Manager"), a Delaware limited liability company to be registered with the SEC under the Investment Advisers Act of 1940 (the "Advisers Act) as investment adviser to furnish certain investment advisory and portfolio management services to the Fund pursuant to an Investment Advisory Agreement (the "Fund Agreement");

     WHEREAS, RUS is 50% owner of the Manager, and according to the Manager's Operating Agreement, is responsible for all investment advisory activity of the Manager; and

     WHEREAS, RUS desires to retain RAMCO to provide certain services to assist RUS with such activity.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

     1. Appointment. RUS hereby retains RAMCO to provide services to RUS in RUS's capacity as the party responsible for investment advisor activity of the Fund for the period and on the terms set forth in this Agreement. RAMCO accepts this appointment and agrees to render the services herein set forth, for the compensation herein described.

     2. Duties.

          (a) Subject to the supervision of RUS and the Fund's Board of Trustees ("the Board"), RAMCO will provide all assistance as reasonably requested by RUS in connection with RUS's exercise of full discretion and authority to manage the assets and liabilities of the Fund in accordance with the Fund Agreement. In this capacity, as requested by RUS, RAMCO will act as a sub-adviser to the Fund and exercise all of RUS's authority and obligations under the Fund Agreement. RUS will provide a current copy of the Fund Agreement to RAMCO.

     3. Services Not Exclusive. Other than as agreed in the Manager's Operating Agreement the services furnished by RAMCO hereunder are not to be deemed exclusive and RAMCO shall be free to furnish similar services to others.

     4. Compensation. As full compensation for the services provided RUS under this Agreement, RUS will pay RAMCO a quarterly fee equal to on a quarterly basis such amount as RAMCO shall invoice to RUS. Such invoiced amount shall represent RAMCO's actual costs incurred under this Agreement including allocable share of salary, benefits, overhead and out of pocket expenses (including telephone, travel and utility expenses), increased by 5%, provided that, in no event shall RUS be required to pay RAMCO any amount in excess of the amount paid to RUS by the Fund under the Fund Agreement. Any payment not made to RAMCO because of the limit contained in the preceding sentence will be carried over and paid to RAMCO out of any future revenues earned by RUS from the Fund Agreement.

     5. Representations.

          a. RUS will cause the Manager to maintain all books and records required by the Advisers Act in English separately from those of RAMCO, and make them available to the SEC for inspection;

          b. RAMCO will designate a U.S. agent for the purposes of service of process, and appoint a successor if necessary;

          c. RAMCO will keep records in accordance with the Advisers Act, will itself keep accurate books and records in accordance with its own domestic law (i.e. Israeli) relating to any related securities transactions, and will insure that its employees or any persons under its control will make those records available to the SEC upon request;

          d. RAMCO will designate members of its own personnel involved in Manager's advisory activities as "associated persons" of Manager subject to the supervision by the Manager;

          e. RAMCO will produce for testimony any associated persons or employees (except for clerical or ministerial personnel) involved in related securities transactions, and will authorize such persons to testify on all relevant matters except customer identity (unless authorized by RAMCO), upon request or subpoena by the SEC;

          f. RAMCO will not contest the validity of an SEC subpoena for testimony or documents under any laws or regulations other than those of the United States;

          g. RAMCO will report to the SEC any changes in Israeli law that would interfere with any of these undertakings;

          h. The names and biographical information of all RAMCO individuals and participating affiliates involved in generating advice for or on behalf of the Fund will be disclosed on the Form ADV of the Manager;

          i. RAMCO employees will represent to any U. S. clients with whom they communicate that the communications were from the Manager, and that they were acting in their capacity as representatives of the Manager, not RAMCO;

          j. The RAMCO personnel who provide services under this Agreement are capable of providing investment advice, whether physically located in the United States or abroad;

          k. RAMCO will provide investment advisory services to non-U.S. clients solely in accordance with applicable non-U.S. law;

          l. RAMCO will solicit or have U.S. clients independently of Manager only so long as RAMCO meets the requirements for an exemption from registration under the Advisers Act and is operated separately from Manager and RUS; and

          m. RAMCO and RUS each will provide its services under the Agreement in compliance with the applicable U.S. law, the Fund Agreement, the Registration Statement of the Fund, the Fund's Trust Instrument and By-Laws and Fund procedures provided to RAMCO.

          n. The parties will treat confidentially and as proprietary information all records and other information relative to the Agreement, and will not use records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the other, which approval shall not be unreasonably withheld and may not be withheld where a party may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities.

     6. Limitation of Liability of RAMCO. RAMCO shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Manager or RUS in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

     7. Indemnification.

          (a) RUS will indemnify RAMCO and its affiliates, and each of their members, directors, officers and employees and any of their affiliated persons, executors, heirs, assigns, successors or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties in respect of the Fund, except those resulting from the willful malfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties and, in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, "disabling conduct"). The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law. The Fund indemnifies the Manager under the Fund Agreement, and the Manager indemnifies RUS under the Manager's Operating Agreement.

          (b) Notwithstanding any of the foregoing, the provisions of this Paragraph shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under U.S. securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Paragraph to the fullest extent permitted by law.

     8. Duration and Termination.

          (a) This Agreement will become effective on the date the Fund Agreement becomes effective and will terminate on the date the Fund Agreement or Manager's Operating Agreement expires, unless earlier terminated by mutual agreement.

     9. Amendment of this Agreement. No provision of this Agreement may be assigned, changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the assignment, change, waiver, discharge or termination is sought.

     10. Governing Law. This Agreement shall be construed in accordance with the laws of Delaware. To the extent that the applicable laws of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

     11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Terms used in this Agreement, shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this contract is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be executed in counterparts, each of which shall constitute an original and both of which, collectively, shall constitute one agreement.

     12. IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

                            RAMCO CONSULTANTS AND
                            PORTFOLIO MANAGEMENT LTD.

                            By:/s/  Rami Rahimi
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                            RAMCO U.S., INC.

                            By: Rami Rahimi
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